United States Securities and Exchange Commission
                           Washington, D.C.  20549

                                  FORM 8-K
            Current Report Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): August 14, 1998
                              (August 11, 1998)


                        Commission file number 1-5558


                            Katy Industries, Inc.
           (Exact name of registrant as specified in its charter)
            Delaware                                  75-1277589
    (State of Incorporation)             (IRS Employer Identification Number)


    6300 S. Syracuse #300, Englewood, Colorado           80111
     (Address of Principal Executive Offices)         (Zip Code)


     Registrant's telephone number, including area code: (303) 290-9300



                       Item 2.  Acquisition of Assets

        On August 11, 1998, Katy Industries, Inc. ("Katy" or the "Company") acquired substantially all of the assets of the Wilen Companies, Incorporated ("Wilen"). The purchase price for Wilen, which is subject to possible adjustment based on a closing date balance sheet prepared on a post-closing basis, was approximately $50,000,000, including certain indebtedness paid by Katy. On the closing date, Katy paid an amount equal to 95% of the estimated purchase price, which was funded through a $33,000,000 borrowing against the Company's unsecured line of credit at Bank of America, with the balance being
funded from cash on hand.   The remaining portion of the purchase price will
be paid upon the final determination of the net asset value as of July 31, 1998 and is expected to be funded from cash on hand.

        Wilen, based in Atlanta, Georgia, is a premier manufacturer and distributor of a wide variety of professional cleaning products including mops, brooms and plastic cleaning products with annual sales of approximately $42,000,000. The assets of Wilen include cash and cash equivalents, accounts receivable, inventory, and machinery and equipment. The Company intends to continue the business of Wilen and to utilize the assets of Wilen in the same manner in which they were used prior to the acquisition.

        There is no material relationship between Wilen and Katy, or any of their respective affiliates, directors, or officers or, to the knowledge of Katy, any associate of any such director or officer.


                 Item 7.  Financial Statements and Exhibits

        It is impracticable at this time for the Company to provide the financial statements required to be filed with this Form 8-K. The Company intends to file such required financial statements not later than October 10, 1998.

        The Asset Purchase Agreement is filed as Exhibit 2.


                                 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  Katy Industries, Inc.
                                           ---------------------------------
                                                       (Registrant)

                                        By  /s/ John R. Prann, Jr.
                                           ---------------------------------
                                                John R. Prann, Jr.
                                                Chief Executive Officer

Date     August 14, 1998
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